  As filed with the Securities and Exchange Commission on June 1, 1995

                                          Registration No. 33-


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          NEW ENGLAND ELECTRIC SYSTEM
- ------------------------------------------------------
(Exact name of Registrant as specified in its charter)


    Massachusetts               4911                    04-1663060
    -------------               ----                    ----------

(State or Other                 (Primary                (I.R.S. Employer
 Jurisdiction of                 Standard                Identification
 Incorporation or                Industrial              Number)
 Organization)                   Classification
                                 Code Number)



  25 Research Drive, Westborough, Massachusetts 01582, (508) 389-2000
  --------------------------------------------------------------------
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)


  Michael E. Jesanis                         Robert King Wulff
  Treasurer                                  Corporation Counsel
  25 Research Drive                          25 Research Drive
  Westborough, Massachusetts 01582           Westborough, Massachusetts 01582
  (508) 389-2138                             (508) 389-2708
  ----------------------------------------------------------------------------
        (Names, Address, Including Zip Code, and Telephone Number, Including
         Area Code, of Agents for Service)


Approximate date of commencement of proposed sale to the public: Date registrant acquires Nantucket Electric Company

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box.    ( )

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.     (X)


                        CALCULATION OF REGISTRATION FEE
             -----------------------------------------------------

    Title of                         Proposed       Proposed
  Each Class of                      Maximum        Maximum
   Securities        Amount          Offering      Aggregate      Amount of
     to be           to be           Price per      Offering    Registration
   Registered      Registered         Share*         Price*          Fee
 ----------------  ----------       ------------  ------------  ------------

 Common Shares
 Par Value $1      160,000            $ 33.19       $5,310,000    $1,831.03


*Used only for purposes of calculating the amount of registration fee (based on the average of the high and low prices on the New York Stock Exchange - Composite Transactions on May 26, 1995).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          NEW ENGLAND ELECTRIC SYSTEM
                             CROSS-REFERENCE SHEET
                           BETWEEN ITEMS IN FORM S-4
                          AND LOCATION IN PROSPECTUS



        Form S-4 Item Number and Caption        Location in Prospectus
        --------------------------------        ----------------------------

     1. Forepart of Registration                Facing Page; Cross-Reference
        Statement and Outside Front             Sheet; Outside Front Cover
        Cover Page of Prospectus..........      Page of Prospectus

     2. Inside Front and Outside Back           Inside Front and Outside
        Cover Pages of Prospectus.........      Back Cover Pages of
                                                Prospectus

     3. Risk Factors, Ratio of Earnings         Incorporation of
        to Fixed Charges, and Other             Certain Documents by
        Information.......................      Reference; Selected
                                                Consolidated Financial
                                                Information New England
                                                Electric System; Common Share
                                                Price Range and Dividends

     4. Terms of the Transaction..........      Material Features of the
                                                Proposed Transaction

     5. Pro Forma Financial Information...                   *

     6. Material Contracts with the             Material Contracts with NEC
        Company Being Acquired............

     7. Additional Information Required
        for Reoffering by Persons and
        Parties Deemed to be
        Underwriters......................                   *

     8. Interests of Named Experts and
        Counsel...........................      Legal Matters; Experts

     9. Disclosure of Commission Position
        on Indemnification for Securities
        Act Liabilities...................                   *

    10. Information with Respect to S-3         Incorporation of
        Registrants.......................      Certain Documents by
                                                Reference; Selected
                                                Consolidated Financial
                                                Information New England
                                                Electric System; Summary
                                                Information; Description of
                                                Common Shares; Common Share
                                                Price Range and Dividends

    11. Incorporation of Certain                Incorporation of
        Information by Reference..........      Certain Documents by
                                                Reference

        Form S-4 Item Number and Caption        Location in Prospectus
        --------------------------------        ----------------------

    12. Information with Respect to S-2
        or S-3 Registrants................                   *

    13. Incorporation of Certain
        Information by Reference..........                   *

    14. Information with Respect to
        Registrants Other Than S-3 or
        S-2 Registrants...................                   *

    15. Information with Respect to S-3
        Companies.........................                   *

    16. Information with Respect to S-2 or
        S-3 Companies.....................                   *

    17. Information with Respect to             Summary Information;
        Companies Other Than S-2 or             Selected Financial
        S-3 Companies.....................      Information

    18. Information If Proxies, Consents        Voting and Management
        or Authorizations Are to be             Information
        Solicited.........................

    19. Information if Proxies, Consents
        or Authorizations Are Not to be
        Solicited, or in an Exchange
        Offer.............................                   *





















* Not applicable or answer negative upon the date of filing of this Registration Statement. The Registrant may be required to provide information (or further information) in response to one or more of such items under certain circumstances by means of a post-effective amendment to this Registration Statement or supplement to the Prospectus contained herein.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                     SUBJECT TO COMPLETION [red ink]
                PRELIMINARY PROSPECTUS DATED JUNE 1, 1995


                          160,000 COMMON SHARES

                         Par Value $1 Per Share


                       NEW ENGLAND ELECTRIC SYSTEM

                        (A Voluntary Association)




  New England Electric System (the Company) has registered 160,000 of its Common Shares, $1.00 par value (the Common Shares), which will be available to be offered by this Prospectus in connection with an acquisition of Nantucket Electric Company (NEC).

  The Common Shares covered by this Prospectus will be issued by the Company in exchange for shares of capital stock of NEC. Underwriting discounts or commissions will generally not be paid by the Company.

  This Prospectus, as amended or supplemented if appropriate, has also been prepared for use by the persons who have or will receive Common Shares issued by the Company in the acquisition of NEC, including Common Shares sold hereunder, and who wish to offer and sell such Common Shares, on terms then obtainable, in transactions in which they may be deemed underwriters within the meaning of the Securities Act of 1933. Any profits realized on such sales by such persons may be regarded as underwriter compensation within the meaning of the Securities Act of 1933.

  The Common Shares of the Company are listed on the New York and Boston Stock Exchanges under the symbol "NES." On May 26, 1995, the last reported sale price of the Common Shares on the New York and Boston Stock Exchanges composite tape was $ 33-3/8 per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the 1934 Act) and in accordance therewith files reports and other information with the Securities and Exchange Commission (SEC). Certain information, as of particular dates, with respect to the Company's directors and officers, their remuneration, and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the SEC. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC, at its principal office, at prescribed rates. The Company's Common Shares are listed on the New York and Boston Stock Exchanges. Reports, proxy statements, and other information concerning the Company can be inspected at the offices of these stock exchanges: New York Stock Exchange, Inc., 20 Broad Street, New York, New York; Boston Stock Exchange Incorporated, One Boston Place, Boston, Massachusetts.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   There are hereby incorporated by reference in this prospectus the following documents heretofore filed with the SEC pursuant to the 1934 Act:

a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994, which incorporates by reference consolidated financial statements of the Company as of December 31, 1994, and for the three years in the period ended December 31, 1994, and incorporates by reference the related report of Coopers & Lybrand L.L.P., independent accountants.

b) The Company's definitive Proxy Statement, dated March 9, 1995, for the Annual Meeting of Shareholders held on April 25, 1995.

c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

d) The Company's Current Reports on Form 8-K dated January 19, 1995, February 9, 1995, March 6, 1995, March 22, 1995, and May 22, 1995.

   All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of the offering made by this prospectus shall be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST DIRECTED TO THE TREASURER AT THE ADDRESS PROVIDED BELOW OF SUCH PERSON, A COPY OF ANY OR ALL OTHER DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, AS WELL AS A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR 1994.

This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from the Treasurer, New England Electric System, 25 Research Drive, Westborough, Massachusetts 01582, (508) 389-2138. In order to ensure timely delivery of the documents, any requests should be made five business days before the adjourned NEC stockholder meeting at which the acquisition of NEC by the Company will be considered.

                            SUMMARY INFORMATION

   The following material is qualified in its entirety by the detailed information and financial statements included elsewhere in this prospectus, including the information incorporated by reference.


                               THE OFFERING

Company                 New England Electric System
                        25 Research Drive
                        Westborough, Massachusetts  01582
                        (508) 389-2000

NEC (1)                 Nantucket Electric Company
                        2 Fairgrounds Road
                        Nantucket, Massachusetts 02554-0179
                        (508) 228-1870

Securities Offered      Up to 160,000 of the Company's Common Shares

Use of Proceeds         Acquisition of outstanding Capital Stock of NEC

Listed                  New York and Boston Stock Exchanges (Symbol: NES)

Latest Quarterly        59 cents per share payable on July 1, 1995
Dividend


                                THE COMPANY

Business Electric utility holding company owning outstanding common stock of the following subsidiaries (with percentage of ownership):

                        Granite State Electric Company (100%)
                        Massachusetts Electric Company (100%)
                        The Narragansett Electric Company (100%)
                        Narragansett Energy Resources Company (100%)
                        New England Electric Resources, Inc. (100%)
                        New England Electric Transmission Corporation (100%) New England Energy Incorporated (100%)
                        New England Hydro-Transmission Corporation (50.4%) New England Hydro-Transmission Electric Company, Inc. (50.4%)
                        New England Power Company (100%)
                        New England Power Service Company (100%)

Service Area            Cities and towns in parts of Massachusetts and Rhode
                        Island and a portion of New Hampshire

Customers               Approximately 1,300,000







    (1) For Summary Information concerning NEC, please see the March 29, 1995, NEC Proxy Statement and the NEC 1994 Report to Stockholders (together, the "NEC Documents").

Share Control

    For a discussion of the NEC shareholder vote needed to approve the acquisition of NEC by the Company and any share control matters, please see the NEC Documents, which have been delivered to all NEC stockholders.


Regulatory Requirements

    Regulatory approvals are required from the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (1935
Act), Federal Energy Regulatory Commission (FERC), and the Massachusetts Department of Public Utilities (MDPU) for consummation of the transaction. The Company is in the process of filing for these approvals.


Appraisal Rights of Dissenting Stockholders

    Please see the NEC Documents for a discussion of any appraisal rights of dissenting NEC stockholders.


Tax Consequences

    For a brief statement of tax consequences of the transaction, refer to Tax Consequences below.

                                       SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                               NEW ENGLAND ELECTRIC SYSTEM
(In thousands except share and per share data)

                              Twelve Months Ended                   Years Ended December 31,
                                 March 31, 1995     -----------------------------------------------------------
                                  (unaudited)       1994          1993          1992          1991         1990
                              -------------------   ----          ----          ----          ----         ----
Operating revenue                 $2,224,439      $2,243,029   $2,223,978    $2,181,676   $2,094,378   $1,908,826
Net income                        $  177,815      $  199,426   $  190,223    $  185,037   $  179,810   $  262,050
Average common shares             64,969,652      64,969,652   64,969,652    64,969,652   64,916,599   63,818,386
Net income per average share      $     2.74      $     3.07   $     2.93    $     2.85   $     2.77   $     4.11*
Dividends declared per share      $     2.30      $    2.285   $     2.22    $     2.14   $     2.07   $     2.04
Book value per share-period end   $    24.49      $    24.33   $    23.55    $    22.88   $    22.17   $    21.43

Total assets                      $5,068,502      $5,084,841   $4,795,878    $4,584,796   $4,450,077   $4,407,514

Long-term debt and
preferred stock                   $1,784,861      $1,733,424   $1,672,037    $1,708,613   $1,815,511   $1,879,845

*Includes $1.80 per share due to the reversal of a portion of a 1988 write-down.


                              As of March 31, 1995
                                 (In Thousands)
                                   (unaudited)
                              --------------------

                                Actual (1)    Ratio
                                ----------    -----
Capitalization:
  Long-term Debt                $1,637,845     48%
  Minority Interest in
   Consolidated Subsidiaries        53,029      2%
  Preferred Stock                  147,016      4%
  Common Share Equity            1,591,143     46%
                                ----------    ----
       Total                    $3,429,033    100%

     Total Assets               $5,068,502

(1) Pro Forma effects of this transaction are immaterial.

Note: For Selected Financial Information on NEC, see the NEC 1994, 1993, and 1992 Reports to Stockholders.

                 COMMON SHARE PRICE RANGE AND DIVIDENDS


    The high and low prices of the Common Shares of the Company, as reported in The Wall Street Journal for the New York Stock Exchange -- Composite Transactions, were:

                                                      Dividends
       Year                 High          Low         Declared
       ----                 ----          ---         ---------

       1993
       ----

   First Quarter           $42-1/4       $36-7/8         $.54
   Second Quarter          $42-7/8       $39-3/8         $.56
   Third Quarter           $43-3/8       $40-3/4         $.56
   Fourth Quarter          $42           $37             $.56

       1994
       ----

   First Quarter           $39           $35-1/8         $.56
   Second Quarter          $37-5/8       $31-1/2         $.575
   Third Quarter           $34           $28-7/8         $.575
   Fourth Quarter          $32-7/8       $29-1/2         $.575

       1995
       ----

   First Quarter           $34-1/4       $30-5/8         $.575
   Second Quarter          $33-3/8       $29-5/8         $.59
   (through May 26,
    1995)

    The reported last sale price of the Common Shares on the New York Stock Exchange -- Composite Transactions on May 26, 1995, was $ 33-3/8 per share. Book value per share on March 31, 1995, was $24.49.

    The Company has paid 191 consecutive quarterly dividends since Common Shares of the Company were first issued in 1947. Dividends are normally paid on the first business day of January, April, July, and October. On May 23, 1995, a dividend of 59 cents per common share was declared payable July 1, 1995, to shareholders of record on June 9, 1995. Future dividends will depend on earnings (which are derived from dividends paid by subsidiaries), the financial condition of the Company, and other factors. (See Description of the Common Shares of the Company for a summary of limitations on dividends.)


              MATERIAL FEATURES OF THE PROPOSED TRANSACTION

1.  THE COMPANY

    The Company is a voluntary association created under the laws of The Commonwealth of Massachusetts by an Agreement and Declaration of Trust dated January 2, 1926, and is a public utility holding company registered under the Public Utility Holding Company Act of 1935 (the 1935 Act). Subsidiaries include three retail operating companies: Massachusetts Electric Company, which serves 942,000 customers in 149 communities; The Narragansett Electric Company, which serves 326,000 customers in 27 Rhode Island communities; and Granite State Electric Company, which serves 36,000 customers in 21 New Hampshire communities. New England Power Company, the Company's wholesale generation and transmission subsidiary, owns and operates a number of generating stations. Other subsidiaries include an oil and gas exploration and fuels supply company, New England Energy Incorporated; three transmission companies: New England Electric Transmission Corporation, New England Hydro-Transmission Corporation, and

New England Hydro-Transmission Electric Company, Inc.; a non-utility company, New England Energy Resources, Inc.; a wholesale generation company, Narragansett Energy Resources Company; and a service company, New England Power Service Company.


2.  NEC

    For a description of NEC, please see the NEC Documents.


3.  TERMS OF THE MERGER AGREEMENT

    For a brief description of the terms of the merger agreement between and among the Company, the Company's wholly-owned merger subsidiary NEWCO, and NEC, (the "Merger Agreement" which is attached hereto as Exhibit 2.1 and shall be incorporated by reference as if fully set forth herein) and the conditions precedent to the transaction becoming effective, please see the NEC Documents.


4.  REASONS FOR ENGAGING IN THE TRANSACTION

    This transaction is immaterial to the interests of the Company. Please see the NEC Documents for the reasons NEC is entering into this transaction.


5.  DESCRIPTION OF COMMON SHARES

    The Common Shares are the only outstanding class of shares of the Company. The Transfer Agent and Registrar for the Common Shares is The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts 02110.

    The outstanding Common Shares are listed on the New York Stock Exchange and the Boston Stock Exchange. The additional Common Shares will be listed on those exchanges when issued.

    The following brief summary of certain provisions relating to the Common Shares is merely an outline and does not purport to be complete. It uses terms defined in the documents mentioned and is qualified in its entirety by reference to said documents, which are filed as exhibits to the registration statement.


Voting and Dividend Rights

    The holders of Common Shares are entitled to one vote for each share held and are entitled to dividends out of the net earnings or surplus fund of the Company when such dividends have been declared by the Company's board of directors, but shareholders must look only to the trust estate for the payment thereof. The rights and powers of the Company's shareholders are set forth in the Agreement and Declaration of Trust, as amended, of the Company (Declaration of Trust).


Limitations on Dividends

    The Declaration of Trust provides that share capital representing the Common Shares shall include (a) $94,544,131 for the Common Shares issued prior to January 1, 1953, (b) the consideration received for such shares issued thereafter, and (c) any balances remaining in capital surplus not included in (a) or (b). The Declaration of Trust further provides that the share capital shall not be available for the payment of dividends, and that the share capital shall not be reduced below the sum of (a) and (b) without a vote of a majority of the shares outstanding and entitled to vote at a meeting duly called.

    The income of the Company is derived mainly from dividends paid by subsidiaries. In addition to the many factors of specific application, including accounting requirements, regulatory orders, indentures relating to indebtedness, and preferred stock preferences, which may affect dividends or the income of the subsidiaries available for dividends, the dividends payable by subsidiaries may be affected by various Federal or state statutes, rules, regulations, and decisions of general application to corporations of a similar type. At March 31, 1995, the consolidated retained earnings of $789 million included $218 million of retained earnings of the Company and $571 million of undistributed retained earnings of subsidiaries. At March 31, 1995 approximately $30 million of the Company's subsidiaries' retained earnings were unavailable for dividends to the Company.


Liquidation Rights

    After satisfaction of all liabilities, the holders of the Common Shares are entitled to receive pro rata the remaining assets of the Company, in cash or in kind.


Preemptive Rights

    There are no preemptive rights.


General

    The Company being an unincorporated voluntary association, the title to its property is held by a trustee (currently The First National Bank of Boston) which acts at the direction of the board of directors of the Company.

    The board of directors of the Company is elected annually by the shareholders. The Company has broad powers under the Declaration of Trust, most of which can be exercised by the board of directors.

    The outstanding Common Shares of the Company are, and when duly issued and paid for the Common Shares covered by this Prospectus will be, full-paid and nonassessable. Authorized but unissued shares of the Company may be issued either for money, services, or property, or in exchange for other shares of the Company at the time outstanding, and upon such terms as to valuation of shares, services or property or other shares and otherwise, as the board of directors of the Company may in its absolute discretion see fit.

    The Declaration of Trust contains a provision designed to eliminate liability of shareholders to the extent permitted by law. It specifies that every person shall look only to the trust estate for payment or damages or otherwise and that every written agreement and obligation shall refer to this provision. Despite these provisions, the shareholders of a voluntary association such as the Company might, with respect to the liabilities of shareholders under Massachusetts law, be treated in legal contemplation as partners and as such under some circumstances might be held personally liable for certain obligations or liabilities of the Company. Counsel for the Company considers the possibility of any such personal liability to be remote because, in his opinion, shareholders are protected under the laws of Massachusetts from personal liability on contract obligations containing the so-called limited liability clause which the Company inserts in all contract obligations including debt securities, and because the Company is a holding company and the possibility of substantial liabilities arising from torts or statutory liabilities or penalties, other than tax liabilities, is not as great as in the case of companies operating physical properties.

    Notwithstanding the fact that the Company is a holding company, in suits and claims against its subsidiaries, including environmental claims, courts and agencies might attempt to assign liability to the Company despite traditional principles of corporate law. Further, counsel for the Company understands that unincorporated voluntary associations have been treated as general partnerships under the laws of a few states, including Texas in which the Company's oil and gas subsidiary has qualified to do business as a foreign corporation. Even so, for the reasons cited above and because of the substantial capitalization of the Company and its subsidiaries, counsel for the Company considers the possibility of personal liability of the shareholders of the Company to be remote.


6.  TAX CONSEQUENCES

    Please see the NEC Documents for a discussion of the tax consequences of this transaction to NEC stockholders. NEC stockholders should consult their own tax advisors with regard to individual tax treatment.


7.  OFFERED SECURITIES

    The securities of the Company available to be offered by this Prospectus consist of up to 160,000 Common Shares, which the Company proposes to issue in connection with the acquisition of NEC. Underwriting discounts or commissions will generally not be paid by the Company.

    This Prospectus, as appropriately amended or supplemented, has also been prepared for use by persons who receive shares issued by the Company in connection with the merger of NEWCO into NEC, and who wish to offer and sell such shares, on terms then available, in transactions in which they may be deemed affiliates or underwriters within the meaning of the Securities Act of 1933 (such persons being referred to under this caption as "Selling Shareholders"). Resales may be made pursuant to this Prospectus as amended or supplemented, pursuant to Rule 145(d) under the Securities Act of 1933, or pursuant to an exemption from such Act.
Profits realized on resales by Selling Shareholders under certain circumstances may be regarded as underwriting compensation under the Securities Act of 1933.

    Resales by Selling Shareholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer.
When resales are to be made through a securities firm, such securities firm may be engaged to act as the Selling Shareholder's agent in the sale of shares by such Selling Shareholder, or such securities firm may purchase shares from the Selling Shareholder as principal and thereafter resell such shares from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may affect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Sales of shares may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. Any such sales may be made on the New York Stock Exchange, Boston Stock Exchange or other exchange on which such shares are traded, in the over-the-counter market, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal, or a combination of such methods. Any participating securities firm may be indemnified against certain civil liabilities, including liabilities under the Securities Act of 1933. Any participating securities firm may be deemed to be an underwriter within the meaning of the Securities Act of 1933, and any commissions earned by such firm may be deemed to be underwriting discounts or commissions under such Act.

    A Prospectus Supplement, if required, will be filed under Rule 424(b) under the Securities Act of 1933, disclosing the name of the Selling Shareholder, the participating securities firm, if any, the number of shares involved, and other details of such resale, if appropriate.

                       MATERIAL CONTRACTS WITH NEC

    As discussed above in "Terms of the Merger Agreement", the Company and NEC have entered into a Merger Agreement. Please see the NEC Documents for a description of NEC material contracts.


                              LEGAL MATTERS

    Legal matters in connection with the issuance of the Common Shares offered hereby will be passed upon for the Company by Robert King Wulff, Corporation Counsel, and/or Kirk L. Ramsauer, Assistant General Counsel, 25 Research Drive, Westborough, Massachusetts 01582. The opinion of Messrs. Wulff and Ramsauer as to legal matters in connection with the securities offered hereby is filed as an exhibit to the registration statement.


                                 EXPERTS

    The consolidated balance sheets and statements of capitalization of the Company and its subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1994, all incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The statements of law and legal conclusions made in this prospectus, not otherwise attributed, have been reviewed by Robert King Wulff, Corporation Counsel, and/or Kirk L. Ramsauer, Assistant General Counsel, and are made upon their authority as experts. As of May 15, 1995, Mr. Wulff was the owner of approximately 7,865 common shares of the Company and Mr. Ramsauer was the owner of approximately 5,675 common shares and deferred common share equivalents of the Company.


                    VOTING AND MANAGEMENT INFORMATION

    Please see the NEC Documents for information on the vote required by NEC stockholders for approval of the acquisition of NEC by the Company, and for information on the revocability of the proxy, dissenter's rights of appraisal, persons making the proxy solicitation, interest of persons in the merger and voting rights.

    On April 28, 1987, the Company's shareholders authorized additional common shares for use in acquisitions or business combinations and it is not necessary for the Company's shareholders to take any further action with respect to the merger.

                 TABLE OF CONTENTS


                     Prospectus


Available Information..............................  5
Incorporation of Certain Documents by Reference....  5
Summary Information................................  6
Selected Consolidated Financial Information........  8
Common Share Price Range and Dividends.............  9
Material Features of the Proposed Transaction......  9
  The Company......................................  9
  NEC.............................................. 10
  Terms of the Merger Agreement.................... 10
  Reasons for Engaging in the Transaction.......... 10
  Description of Common Shares..................... 10
  Tax Consequences................................. 12
  Offered Securities............................... 12
Material Contracts with NEC........................ 13
Legal Matters...................................... 13
Experts............................................ 13
Voting and Management Information.................. 13

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS



Item 20.  Indemnification of Directors and Officers.

    To the extent applicable under the provisions of the Agreement and Declaration of Trust, the Company will indemnify its directors and officers against liabilities and expenses, including counsel fees reasonably incurred, resulting from litigation or threatened litigation in which any such directors or officers may be involved by reason of his position. Indemnification is withheld whenever the director or officer is adjudicated "not to have acted in good faith in the reasonable belief that his action was in the best interest" of the Company. Officers and Directors Insurance is also provided.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company pursuant to the foregoing provision or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in said Act, and is, therefore, unenforceable.


Item 21.  Exhibit Index.

                         List of Exhibits
                         ----------------

          2.1  Merger Agreement by and among the Company, NEWCO, and NEC.

          4.1  Specimen copy of Common Share Certificate of the Company.

          4.2 Declaration of Trust of the Company, dated as of January 2, 1926, as amended.
                 Incorporated herein by reference to Exhibit 3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, (File No. 1-3446)

          5.1 Opinion of Robert King Wulff, Esq. and/or Kirk L. Ramsauer with respect to the legality of the securities being registered, containing consent.

         23.1  Consent of Coopers & Lybrand L.L.P.

         23.2 Consent of Robert King Wulff, Esq. and/or Kirk L. Ramsauer (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

         24.1 Certified copy of vote of Board of Directors, containing power of attorney.

         24.2  Power of Attorney of Board of Directors.


Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that the undertakings set forth in paragraphs
         (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That, every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with the offering of securities subject to Rule 415, except to the extent permitted to be filed as a prospectus supplement, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     (7) The undersigned Registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this

         Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (8) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (9) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, and where interim financial information required to be presented by
         Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                               SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Westborough, The Commonwealth of Massachusetts, on the 1st day of June, 1995.

                                       NEW ENGLAND ELECTRIC SYSTEM

                                            s/John W. Rowe

                                       BY:
                                           John W. Rowe, President
                                           and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

    We, the undersigned officers of New England Electric System, hereby authorize and direct John G. Cochrane, Kirk L. Ramsauer, and Craig L. Eaton, or several of them, as attorneys-in-fact, to execute in the name and on behalf of each of the undersigned persons, in the respective capacities indicated below, any amendment or amendments to the registration statement of New England Electric System under the Securities Act of 1933.

(Signature and Title)

(i) Principal Executive Officer:

    s/John W. Rowe


John W. Rowe, President and
Chief Executive Officer

(ii) Principal Financial Officer:

    s/Alfred D. Houston


Alfred D. Houston, Executive Vice
President and Chief Financial
Officer

(iii) Principal Accounting
      Officer

    s/Michael E. Jesanis


Michael E. Jesanis, Treasurer

(iv) Directors:  (a majority)

    Joan T. Bok
    Paul L. Joskow
    Edward H. Ladd                               s/Kirk L. Ramsauer
    Joshua A. McClure
    John W. Rowe                       All by:
    George M. Sage                               Kirk L. Ramsauer
    Charles E. Soule                             Attorney-in-Fact
    Anne Wexler
    James R. Winoker

Date as to all signatures
on this page:  June 1, 1995.

The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor. The provisions of this paragraph, however, shall not have the effect of, or constitute, a condition, stipulation, or provision binding any person to waive compliance with any provision of the Securities Act of 1933 as amended or of the rules and regulations of the Securities and Exchange Commission thereunder.